Exhibit 1.2

                Engagement Letter between Pioneer Bank, a Federal
                       Savings Bank and Charles Webb & Co.

KBW                          Charles Webb & Company                      [LOGO]
                                  A Division of
                          Keefe, Bruyette & Woods, Inc.


March 5, 1997

Mr. Dan L. Webber
President and Chief Executive Officer
Pioneer Bank, A Federal Savings Bank
2055 First Street
Baker City, Oregon 97814-3339

Dear Mr. Webber:

This proposal is in connection with Pioneer Bank, A Federal Savings Bank's (the "Bank") intention to convert from a mutual to a capital stock form of organization (the "Conversion"). In order to effect the Conversion, it is contemplated that all of the Bank's common stock to be outstanding pursuant to the Conversion will be issued to a holding company (the "Company") to be formed by the Bank, and that the Company will offer and sell shares of its common stock first to eligible persons (pursuant to the Bank's Plan of Conversion) in a Subscription and Community Offering.

Charles Webb & Company ("Webb"), a Division of Keefe, Bruyette and Woods, Inc. ("KBW"), will act as the Bank's and the Company's exclusive financial advisor and marketing agent in connection with the Conversion. This letter sets forth selected terms and conditions of our engagement.

1. Advisory/Conversion Services. As the Bank's and Company's financial advisor and marketing agent, Webb will provide the Bank and the Company with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. Webb will provide financial and logistical advice to the Bank and the Company concerning the offering and related issues. Webb will assist in providing conversion enhancement services intended to maximize stock sales in the Subscription Offering and to residents of the Bank's market area, if necessary, in the Community Offering.

Webb shall provide financial advisory services to the Bank which are typical in connection with an equity offering and include, but are not limited to, overall financial analysis of the client with a focus on identifying factors which impact the valuation of the common stock and provide the appropriate recommendations for the betterment of the equity valuation.

Additionally, post conversion financial advisory services will include advice on shareholder relations, NASDAQ listing, dividend policy (for both regular and special dividends), stock

                   Investment Bankers and Financial Advisors
 211 Bradenton  o  Dublin, Ohio 43017-3541  o  614-766-8400  o  Fax:614-766-8406

Mr. Dan L. Webber
March 5, 1997
Page 2 of 5


repurchase strategy and communication with market makers. Prior to the closing of the offering, Webb shall furnish to client a Post-Conversion reference manual which will include specifics relative to these items. (The nature of the services to be provided by Webb as the Bank's and the Company's financial advisor and marketing agent are further described in Exhibit A attached hereto.)

2. Preparation of Offering Documents. The Bank, the Company and their counsel will draft the Registration Statement, Application for Conversion, Prospectus and other documents to be used in connection with the Conversion. Webb will attend meetings to review these documents and advise you on their form and content. Webb and its counsel will draft appropriate agency agreement and related documents as well as marketing materials other than the Prospectus.

3. Due Diligence Review. Prior to filing the Registration Statement, Application for Conversion or any offering or other documents naming Webb as the Bank's and the Company's financial advisor and marketing agent, Webb and their representatives will undertake substantial investigations to learn about the Bank's business and operations ("due diligence review") in order to confirm information provided to us and to evaluate information to be contained in the Bank's and/or the Company's offering documents. The Bank agrees that it will make available to Webb all relevant information, whether or not publicly available, which Webb reasonably requests, and will permit Webb to discuss with management the operations and prospects of the Bank. Webb will treat all material non-public information as confidential. The Bank acknowledges that Webb will rely upon the accuracy and completeness of all information received from the Bank, its officers, directors, employees, agents and representatives, accountants and counsel including this letter to serve as the Bank's and the Company's financial advisor and marketing agent.

4. Regulatory Filings. The Bank and/or the Company will cause appropriate offering documents to be filed with all regulatory agencies including, the Securities and Exchange Commission ("SEC"), the National Bank of Securities Dealers ("NASD"), Office of Thrift Supervision ("OTS") and such state securities commissioners as may be determined by the Bank.

5. Agency Agreement. The specific terms of the conversion services, conversion offering enhancement and syndicated offering services contemplated in this letter shall be set forth in an Agency Agreement between Webb and the Bank and the Company to be executed prior to commencement of the offering, and dated the date that the Company's Prospectus is declared effective and/or authorized to be disseminated by the appropriate regulatory agencies, the SEC, the NASD, the OTS and such state securities commissioners and other regulatory agencies as required by applicable law.

6. Representations, Warranties and Covenants. The Agency Agreement will provide for customary representations, warranties and covenants by the Bank and Webb, and for the Company to indemnify Webb and their controlling persons (and, if applicable, the members of

Mr. Dan L. Webber
March 5, 1997
Page 3 of 5


the selling group and their controlling persons), and for Webb to indemnify the Bank and the Company against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933.

7. Fees. For the services hereunder, the Bank and/or Company shall pay the following fees to Webb at closing unless stated otherwise:

     (a) A Management Fee of $25,000 payable in four consecutive monthly installments of $6,250 commencing with the signing of this letter. Such fees shall be deemed to have been earned when due. Should the Conversion be terminated for any reason not attributable to the action or inaction of Webb, Webb shall have earned and be entitled to be paid fees accruing through the stage at which point the termination occurred.

     (b) A Success Fee of 1.5% of the aggregate Purchase Price of Common Stock sold in the Subscription Offering and Community Offering excluding shares purchased by the Bank's officers, directors, or employees (or members of their immediate families) plus any ESOP, tax-qualified or stock based compensation plans (except IRA's) or similar plan created by the Bank for some or all of its directors or employees. The Management Fee described in 7(a) will be applied against the Success Fee.

     (c) If any shares of the Company's stock remain available after the subscription offering, at the request of the Bank, Webb will seek to form a syndicate of registered broker-dealers to assist in the sale of such common stock on a best efforts basis, subject to the terms and conditions set forth in the selected dealers agreement. Webb will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of the Bank and the Plan of Conversion. Webb will be paid a fee not to exceed 5.5% of the aggregate Purchase Price of the shares of common stock sold by them. Webb will pass onto selected broker-dealers, who assist in the syndicated community, an amount competitive with gross underwriting discounts charged at such time for comparable amounts of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases affected with the assistance of a broker/dealer other than Webb shall be transmitted by Webb to such broker/dealer. THE DECISION TO UTILIZE SELECTED BROKER-DEALERS WILL BE MADE BY THE BANK upon consultation with Webb. In the event, with respect to any stock purchases, fees are paid pursuant to this subparagraph 7(c), such fees shall be in lieu of, and not in addition to, payment pursuant to subparagraph 7(a) and 7(b).

Mr. Dan L. Webber
March 5, 1997
Page 4 of 5


8. Additional Services. Webb further agrees to provide financial advisory assistance to the Company and the Bank for a period of one year following completion of the Conversion, including formation of a dividend policy and share repurchase program, assistance with shareholder reporting and shareholder relations matters, general advice on mergers and acquisitions and other related financial matters, without the payment by the Company and the Bank of any fees in addition to those set forth in Section 7 hereof. Nothing in this Agreement shall require the Company and the Bank to obtain such services from Webb. Following this initial one year term, if both parties wish to continue the relationship, a fee will be negotiated and an agreement entered into at that time.

9. Expenses. The Bank will bear those expenses of the proposed offering customarily borne by issuers, including, without limitation, regulatory filing fees, SEC, "Blue Sky," and NASD filing and registration fees; the fees of the Bank's accountants, attorneys, appraiser, transfer agent and registrar, printing, mailing and marketing and syndicate expenses associated with the Conversion; the fees set forth in Section 7; and fees for "Blue Sky" legal work. If Webb incurs expenses on behalf of Client, Client will reimburse Webb for such expenses.

Webb shall be reimbursed for reasonable out-of-pocket expenses, including costs of travel, meals and lodging, photocopying, telephone, facsimile and couriers and reasonable fees and expenses of their counsel (such fees of counsel will not be incurred without the prior approval of Client). The selection of such counsel will be done by Webb, with the approval of the Bank. Such reimbursement of legal fees will not exceed $35,000.

10. Conditions. Webb's willingness and obligation to proceed hereunder shall be subject to, among other things, satisfaction of the following conditions in Webb's opinion, which opinion shall have been formed in good faith by Webb after reasonable determination and consideration of all relevant factors: (a) full and satisfactory disclosure of all relevant material, financial and other information in the disclosure documents and a determination by Webb, in its sole discretion, that the sale of stock on the terms proposed is reasonable given such disclosures; (b) no material adverse change in the condition or operations of the Bank subsequent to the execution of the agreement; and (c) no adverse market conditions at the time of offering which in Webb's opinion make the sale of the shares by the Company inadvisable.

12. Benefit. This Agreement shall inure to the benefit of the parties hereto and their respective successors and to the parties indemnified pursuant to the terms and conditions of the Agency Agreement and their successors, and the obligations and liabilities assumed hereunder by the parties hereto shall be binding upon their respective successors provided, however, that this Agreement shall not be assignable by Webb.

13. Definitive Agreement. This letter reflects Webb's present intention of proceeding to work with the Bank on its proposed conversion. It does not create a binding obligation on the

Mr. Dan L. Webber
March 5, 1997
Page 5 of 5


part of the Bank, the Company or Webb except as to the agreement to maintain the confidentiality of non-public information set forth in Section 3, the payment of certain fees as set forth in Section 7(a) and 7(b) and the assumption of expenses as set forth in Section 9, all of which shall constitute the binding obligations of the parties hereto and which shall survive the termination of this Agreement or the completion of the services furnished hereunder and shall remain operative and in full force and effect. You further acknowledge that any report or analysis rendered by Webb pursuant to this engagement is rendered for use solely by the management of the Bank and its agents in connection with the Conversion. Accordingly, you agree that you will not provide any such information to any other person without our prior written consent.

Webb acknowledges that in offering the Company's stock no person will be authorized to give any information or to make any representation not contained in the offering prospectus and related offering materials filed as part of a registration statement to be declared effective in connection with the offering. Accordingly, Webb agrees that in connection with the offering it will not give any unauthorized information or make any unauthorized representation. We will be pleased to elaborate on any of the matters discussed in this letter at your convenience.

If the foregoing correctly sets forth our mutual understanding, please so indicate by signing and returning the original copy of this letter to the undersigned.

Very truly yours,

CHARLES WEBB & COMPANY,
A DIVISION OF KEEFE, BRUYETTE & WOODS, INC.


By:  /s/Patricia A. McJoynt
     ---------------------------
        Patricia A. McJoynt
        Executive Vice President

PIONEER BANK, A FEDERAL SAVINGS BANK


By:  /s/Dan L. Webber                                Date: 4/9/97
        ---------------------------------------            ------
         Dan L. Webber,
         President and Chief Executive Officer

                                    EXHIBIT A

                          CONVERSION SERVICES PROPOSAL
                     TO PIONEER BANK, A FEDERAL SAVINGS BANK



Charles Webb & Company provides thrift institutions converting from mutual to stock form of ownership with a comprehensive program of conversion services designed to promote an orderly, efficient, cost-effective and long-term stock distribution. The following list is representative of the conversion services, if appropriate, we propose to perform on behalf of the Bank.

General Services

Assist management and legal counsel with the design of the transaction structure.

Analyze and make recommendations on bids from printing, transfer agent, and appraisal firms.

Assist officers and directors in obtaining bank loans to purchase stock, if requested.

Assist  in  drafting  and   distribution   of  press  releases  as  required  or
appropriate.

Conversion Offering Enhancement Services

Establish and manage Stock Information Center at the Bank. Stock Information Center personnel will track prospective investors; record stock orders; mail order confirmations; provide the Bank's senior management with daily reports; answer customer inquiries; and handle special situations as they arise.

Assign Webb's personnel to be at the Bank through completion of the Subscription and Community Offerings to manage the Stock Information Center, meet with prospective shareholders at individual and community information meetings, solicit local investor interest through a tele-marketing campaign, answer inquiries, and otherwise assist in the sale of stock in the Subscription and Community Offerings. This effort will be lead by a Principal of Webb/KBW.

Create target investor list based upon review of the Bank's depositor base.

Provide intensive financial and marketing input for drafting of the prospectus.

Prepare other marketing materials, including prospecting letters and brochures, and media advertisements.

Arrange logistics of community information meeting(s) as required.

Prepare audio-visual presentation by senior management for community information meeting(s).

Prepare management for question-and-answer period at community information meeting(s).

Attend and address community information meeting(s) and be available to answer questions.

Broker-Assisted Sales Services.

Arrange for broker information meeting(s) as required.

Prepare audio-visual presentation for broker information meeting(s).

Prepare script for presentation by senior management at broker information meeting(s).

Prepare  management  for   question-and-answer   period  at  broker  information
meeting(s).

Attend and address broker information meeting(s) and be available to answer questions.

Produce confidential broker memorandum to assist participating brokers in selling the Bank's common stock.

Aftermarket Support Services.

Webb will use their best efforts to secure market making and on-going research commitment from at least two NASD firms, one of which will be Keefe, Bruyette & Woods, Inc.

                                   Exhibit 3.1

            Articles of Incorporation of Oregon Trail Financial Corp.

                            ARTICLES OF INCORPORATION
                                       OF
                          OREGON TRAIL FINANCIAL CORP.


                                    ARTICLE I

                                      Name

     The name of the corporation is Oregon Trail Financial Corp.(herein the "Corporation").

                                   ARTICLE II

                                Registered Office

     The address of the Corporation's registered office in the State of Oregon is 2055 First Street in the City of Baker City, County of Baker. The name of the Corporation's registered agent at such address is Dan L. Webber. The above address is also the mailing address for notices.

                                   ARTICLE III

                                     Powers

     The purpose for which the Corporation is organized is to act as a savings and loan holding company and to transact all other lawful business for which corporations may be incorporated pursuant to the laws of the State of Oregon. The Corporation shall have all the powers of a corporation organized under the Oregon Business Corporation Act, as amended ("OBCA").

                                   ARTICLE IV

                                      Term

     The Corporation is to have perpetual existence.

                                    ARTICLE V

                                  Incorporator

     The name and mailing address of the incorporator is as follows:

     Name                                     Mailing Address

     Dan L. Webber                            2055 First Street
                                              Baker City, Oregon 97814

                                   ARTICLE VI

                                Initial Directors

     The number of directors constituting the initial board of directors of the Corporation is seven (7), and the names and addresses of the persons who are to serve as directors until their successors are elected and qualified, together with the classes of directorships to which such persons have been signed, are:

Name                         Address                                    Class
----                         -------                                    -----

Dan L. Webber                2055 First Street                          I
                             Baker City, Oregon 97814

John A. Lienkaemper          2055 First Street                          I
                             Baker City, Oregon 97814

John W. Gentry               2055 First Street                          I
                             Baker City, Oregon 97814

Edward H. Elms               2055 First Street                          II
                             Baker City, Oregon 97814

Albert H. Durgan             2055 First Street                          II
                             Baker City, Oregon 97814

Stephen R. Whittemore        2055 First Street                          III
                             Baker City, Oregon 97814

Charles H. Rouse             2055 First Street                          III
                             Baker City, Oregon 97814


                                   ARTICLE VII

                                  Capital Stock

     The aggregate number of shares of all classes of capital stock which the Corporation has authority to issue is 8,250,000, of which 8,000,000 are to be shares of common stock, $.01 par value per share, and of which 250,000 are to be shares of serial preferred stock, $.01 par value per share. The shares may be issued by the Corporation from time to time as approved by the board of directors of the Corporation without the approval of stockholders except as otherwise provided in this Article VII or the rules of a national securities exchange, if applicable. The consideration for the issuance of the shares shall be paid to or received by the Corporation in full before their issuance and shall not be less than the par value per share. The consideration for the issuance of the shares shall be cash, services rendered, personal property (tangible or intangible), real property, leases of real property or any combination of the foregoing. In the absence of actual fraud in the transaction, the judgment of the board of directors as to the value of such consideration shall be conclusive. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. In the case of a stock dividend, the part of the surplus of the Corporation which is transferred to stated capital upon the issuance of shares as a stock dividend shall be deemed to be the consideration for their issuance.

     A description of the different classes and series (if any) of the Corporation's capital stock, and a statement of the relative powers, designations, preferences and rights of the shares of each class and series (if any) of capital stock, and the qualifications, limitations or restrictions thereof, are as follows:

     A. Common Stock. Except as provided in these Articles, the holders of the common stock shall exclusively possess all voting power. Each holder of shares of common stock shall be entitled to one vote for each share held by such holders.

     Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and sinking fund or retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock, and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when as declared by the board of directors of the Corporation.

     In the event of any liquidation, dissolution or winding up of the Corporation, after there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class having preference over the common stock in any such event, the full preferential amounts to which they are respectively entitled, the holders of the common stock and of any class or series of stock entitled to participate therewith, in whole or in part, as to distribution of assets shall be entitled, after payment or provision for payment of all debts and liabilities of the Corporation, to receive the remaining assets of the Corporation available for distribution, in cash or in kind.

     Each share of common stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of common stock of the Corporation.

     B. Serial Preferred Stock. Except as provided in these Articles, the board of directors of the Corporation is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of preferred stock in series and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, including, but not limited to determination of any of the following:

     1. the distinctive serial designation and the number of shares constituting such series;

     2. the dividend rates or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so, from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

     3. the voting powers, full or limited, if any, of the shares of such series;

     4. whether the shares of such series shall be redeemable and, if so, the price or prices at which, and the terms and conditions upon which such shares may be redeemed;

     5. the amount or amounts payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     6. whether the shares of such series shall be entitled to the benefits of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which such shares may be redeemed or purchased through the application of such funds;

     7. whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

     8. the subscription or purchase price and form of consideration for which the shares of such series shall be issued; and

     9. whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

     Each share of each series of serial preferred stock shall have the same relative powers, preferences and rights as, and shall be identical in all respects with, all the other shares of the Corporation of the same series.

                                  ARTICLE VIII

                                Preemptive Rights

     No holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series, or any unissued bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of any class or series or carrying any right to purchase stock of any class or series; but any such unissued stock, bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock or carrying any right to purchase stock may be issued pursuant to resolution of the board of directors of the Corporation to such persons, firms, corporations or associations, whether or not holders thereof, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

                                   ARTICLE IX

                              Repurchase of Shares

     The Corporation may from time to time, pursuant to authorization by the board of directors of the Corporation and without action by the stockholders, purchase or otherwise acquire shares of any class, bonds, debentures, notes, scrip, warrants, obligations, evidences of indebtedness, or other securities of the Corporation in such manner, upon such terms, and in such amounts as the board of directors shall determine; subject, however, to such limitations or restrictions, if any, as are contained in the express terms of any class of shares of the Corporation outstanding at the time of the purchase or acquisition in question or as are imposed by law.

                                    ARTICLE X

                   Meetings of Stockholders; Cumulative Voting

     A. Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the board of directors of the Corporation, or by a committee of the board of directors which has been duly designated by the board of directors and whose powers and authorities, as provided in a resolution of the board of directors or in the Bylaws of the Corporation, include the power and authority to call such meetings, or as otherwise provided by the OBCA.

     B. There shall be no cumulative voting by stockholders of any class or series in the election of directors of the Corporation.

     C. Meetings of stockholders may be held at such place as the Bylaws may provide.

                                   ARTICLE XI

                      Notice for Nominations and Proposals

     A. Nominations for the election of directors and proposals for any new business to be taken up at any annual or special meeting of stockholders may be made by the board of directors of the Corporation or by any stockholder of the Corporation entitled to vote generally in the election of directors. In order for a stockholder of the Corporation to make any such nominations and/or proposals, he or she shall give notice thereof in writing, delivered or mailed by first class United States mail, postage prepaid, to the Secretary of the Corporation not less than thirty days nor more than sixty days prior to any such meeting; provided, however, that if less than thirty-one days' notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Corporation not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders. Each such notice given by a stockholder with respect to nominations for election of directors shall set forth (i) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (ii) the principal occupation or employment of each such nominees, (iii) the number of shares of stock of the Corporation which are beneficially owned by each such nominee, (iv) such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee pursuant to Regulation 14A of the Securities Exchange Act of 1934, including, without limitation, such person's written consent to being named in the proxy statement as a nominee and to serving as a director, if elected, and (v) as to the stockholder giving such notice (a) his name and address as they appear on the Corporation's books, and
(b) the class and number of shares of the Corporation which are beneficially owned by such stockholder. In addition, the stockholder making such nomination shall promptly provide any other information reasonably requested by the Corporation.

     B. Each such notice given by a stockholder to the Secretary with respect to business proposals to bring before a meeting shall set forth in writing as to each matter: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
(ii) the name and address, as they appear on the Corporation's books, of the stockholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. Notwithstanding anything in these Articles to the contrary, no business shall be conducted at the meeting except in accordance with the procedures set forth in this Article.

     C. The Chairman of the annual or special meeting of stockholders may, if the facts warrant, determine and declare to the meeting that a nomination or proposal was not made in accordance with the foregoing procedure, and, if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded and laid over for action at the next succeeding adjourned, special or annual meeting of the stockholders taking place thirty days or more thereafter. This provision shall not require the holding of any adjourned or special meeting of stockholders for the purpose of considering such defective nomination or proposal.

                                   ARTICLE XII

                                    Directors

     A. Number; Vacancies. The number of directors of the Corporation shall be such number, not less than 5 nor more than 25 (exclusive of directors, if any, to be elected by holders of preferred stock of the Corporation, voting separately as a class), as shall be provided from time to time in or in accordance with the bylaws, provided that no decrease in the number of directors shall have the effect of shortening the term of any incumbent director, and provided further that no action shall be taken to decrease or increase the number of directors from time to time unless at least two-thirds of the directors then in office shall concur in said action. Vacancies in the board of directors of the Corporation, however caused, and newly created directorships shall be filled only by a vote of two-thirds of the directors then in office, whether or not a quorum, and any director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which the director has been chosen expires and when the director's successor is elected and qualified.

     B. Classified Board. Provided that the board of directors consists of six or more directors (or such other minimum number as the OBCA may hereafter require, if any), the board of directors of the Corporation shall be divided into three classes of directors which shall be designated Class I, Class II and Class III. The members of each class shall be elected for a term of three years and until their successors are elected and qualified. Such classes shall be as nearly equal in number as the then total number of directors constituting the entire board of directors shall permit, with the terms of office of all members of one class expiring each year. At the first annual meeting of stockholders, directors in Class I shall be elected to hold office for a term expiring at the third succeeding annual meeting thereafter. At the second annual meeting of stockholders, directors of Class II shall be elected to hold office for a term expiring at the third succeeding meeting thereafter. At the third annual meeting of stockholders, directors of Class III shall be elected to hold office for a term expiring at the third succeeding meeting thereafter. Thereafter, at each succeeding annual meeting, directors of each class shall be elected for three year terms. Notwithstanding the foregoing, the director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the board of directors shall have been abolished by action taken to reduce the size of the board of directors prior to said meeting.

     Should the number of directors of the Corporation be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph. The board of directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Corporation be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as specified in the immediately preceding paragraph.

     Whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the board of directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article XII. Notwithstanding the foregoing, and except as otherwise may be required by law, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders.

                                  ARTICLE XIII

                              Removal of Directors

     Notwithstanding any other provision of these Articles or the Bylaws of the Corporation, any director or the entire board of directors of the Corporation may be removed by shareholders, at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock of the Corporation shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the preceding provisions of this Article XIII shall not apply with respect to the director or directors elected by such holders of preferred stock.

                                   ARTICLE XIV

                          Acquisition of Capital Stock

     A. Five Year Prohibition. For a period of five years from the effective date of the completion of the conversion of Pioneer Bank, A Federal Savings Bank from mutual to stock form (which entity shall become a wholly owned subsidiary of the Corporation upon such conversion), no person shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of the Corporation, unless such offer or acquisition shall have been approved in advance by a two-thirds vote of the Continuing Directors, as defined this Article XIV. In addition, for a period for five years from the completion of the conversion of Pioneer Bank, A Federal Savings Bank from mutual to stock form (which entity shall become a wholly owned subsidiary of the Corporation upon such conversion), and notwithstanding any provision to the contrary in these Articles or in the Bylaws of the Corporation, where any person directly or indirectly acquires beneficial ownership of more than 10% of any class of equity security of the Corporation in violation of this Article XIV, the securities beneficially owned in excess of 10% shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

     B. Prohibition after Five Years. If, at any time after five years from the effective date of the completion of the conversion of Pioneer Bank, A Federal Savings Bank from mutual to stock form (which entity shall become a wholly owned subsidiary of the Corporation upon such conversion), any person shall acquire the beneficial ownership of more than 10% of any class of equity security of the Corporation without the prior approval by a two-thirds vote of the Continuing Directors then the record holders of voting stock of the Corporation beneficially owned by such acquiring person shall have only the voting rights set forth in this paragraph B on any matter requiring their vote or consent.
With respect to each vote in excess of 10% of the voting power of the outstanding shares of voting stock of the Corporation which such record holders would otherwise be entitled to cast without giving effect to this paragraph B, the record holders in the aggregate shall be entitled to cast only one-hundredth of a vote, and the aggregate voting power of such record holders, so limited for all shares of voting stock of the Corporation beneficially owned by such acquiring person, shall be allocated proportionately among such record holders. For each such record holder, this allocation shall be accomplished by multiplying the aggregate voting power, as so limited, of the outstanding shares of voting stock of the Corporation beneficially owned by such acquiring person by a fraction whose numerator is the number of votes represented by the shares of voting stock of the Corporation and whose denominator is the total number of votes represented by the shares of voting stock of the Corporation that are beneficially owned by such acquiring person. A person who is a record owner of shares of voting stock of the Corporation that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this paragraph B by virtue of such shares being so beneficially owned by any of such acquiring persons.

     C. Definitions. The term "person" means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group acting in concert formed for the purpose of acquiring, holding or disposing of securities of the Corporation. The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise. The term "group acting in concert" includes (a) knowing participation in a joint activity or conscious parallel action towards a common goal whether or not pursuant to an express agreement, and (b) a combination or pooling of voting or other interest in the Corporation's outstanding shares for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. The term "beneficial ownership" shall have the meaning defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934 as amended. The term "Continuing Directors" means any member of the board of directors of the Corporation who is unaffiliated with any person subject to the provisions of this Article XIV and who was a member of the board prior to the time that the such person became subject to the provisions of this Article XIV, and any successor of a Continuing Director who is unaffiliated with the such person and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

     D. Exclusion for Employee Benefit Plans, Directors, Officers, Employees and Certain Proxies. The restrictions contained in this Article XIV shall not apply to (i) any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of the Corporation or a subsidiary thereof; provided, however, that upon completion of the sale or resale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of the Corporation, (ii) any proxy granted to one or more Continuing Directors by a stockholder of the Corporation or (iii) any employee benefit plans of the Corporation. In addition, the Continuing Directors of the Corporation, the officers and employees of the Corporation and its subsidiaries, the directors of subsidiaries of the Corporation, the employee benefit plans of the Corporation and its subsidiaries, entities organized or established by the Corporation or any subsidiary thereof pursuant to the terms of such plans and trustees and fiduciaries with respect to such plans acting in such capacity shall not be deemed to be a group with respect to their beneficial ownership or voting stock of the Corporation solely by virtue of their being directors, officers or employees of the Corporation or a subsidiary thereof or by virtue of the Continuing Directors of the Corporation, the officers and employees of the Corporation and its subsidiaries and the directors of subsidiaries of the Corporation being fiduciaries or beneficiaries of an employee benefit plan of the Corporation or a subsidiary of the Corporation. Notwithstanding the foregoing, no director, officer or employee of the Corporation or any of its subsidiaries or group of any of them shall be exempt from the provisions of this Article XIV should any such person or group become a beneficial owner of more than 10% of any class or equity security of the Corporation.

     E. Determinations. A majority of the Continuing Directors shall have the power to construe and apply the provisions of the Article and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to (a) the number of shares beneficially owned by any person, (b) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership, (c) the application of any other definition or operative provision of this Article XIV to the given facts or (d) any other matter relating to the applicability or effect of this Article XIV. Any constructions, applications, or determinations made by the Continuing Directors pursuant to this Article XIV in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

                                   ARTICLE XV

                    Approval of Certain Business Combinations

     A. Definitions. For purposes of this Article XV:

          (1) The term "Beneficially Own," when used with respect to a person's interest in shares of capital stock, shall mean that said person has or shares with affiliates or associates (or has or shares with affiliates or associates the right, whether the right is exercisable immediately or only after the passage of time, to acquire under any option, warrant, conversion right or other right), directly or indirectly, the power to vote, the power to dispose of, the power to direct the voting or disposition of, or the right to enjoy the economic benefits of such shares pursuant to any agreement, arrangement or understanding, whether or not in writing.

          (2) The term "Interested Person" shall mean any individual, corporation, partnership, joint venture, company, trust association or entity (including any group of such persons acting together) which, together with its affiliates or associates, Beneficially Owns in the aggregate 15% or more of the outstanding shares of capital stock of the Corporation at anytime within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an "Interested Person."

          (3) The term "Substantial Assets" shall mean assets with an aggregate fair market value equal to 10% or more of either the aggregate market value of all of the consolidated assets of the Corporation or the aggregate market value of all of the outstanding stock of the Corporation.

          (4) The term "Business Combination" shall mean (a) any merger or plan of exchange of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with or into an Interested Person or any other corporation if the merger or plan of exchange is caused by an Interested Person and as a result thereof the provisions of Section 60.835 of the OBCA is not applicable to the surviving corporation (or an affiliate of an Interested Person), (b) any sale, lease, exchange, mortgage, pledge transfer, or other disposition of Substantial Assets either of the Corporation (including without limitation any securities of a subsidiary) or of any direct or indirect majority-owned subsidiary of the Corporation, to an Interested Person (or an affiliate of an Interested Person), (c) the issuance or transfer of any securities of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation to an Interested Person (or an affiliate of an Interested Person), except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation or any subsidiary where the securities were outstanding prior to the time that the Interest Person became an Interested Person or were distributed pro rata to all holders of a class or series of shares of the Corporation or any subsidiary subsequent to the time the Interested Person became an Interested Person, (ii) pursuant to a dividend or distribution paid or made pro rata to all holders of a class or series of shares of the Corporation or any subsidiary subsequent to the time the Interested Person became an interested shareholder, provided that there is no increase in the Interested Person's proportionate shares of any class or series of shares of the Corporation or of the voting stock of the Corporation, or (iii) pursuant to the exchange offer by the Corporation to purchase shares made on the same terms to all holders of the shares, provided that there is no increase in the Interested Person's proportionate share of any class or series of shares of the Corporation or of the voting stock of the Corporation; (d) any reclassification, exchange of shares or other recapitalization that would have the effect of increasing the proportion of shares of common stock or other capital stock of the Corporation or any direct or indirect majority-owned subsidiary or transfer of the Corporation Beneficially Owned by an Interested Person (or an affiliated of an Interested Person), (e) any receipt by the Interested Person of the direct or indirect benefit of any loans, advances, guarantees, pledges or other financial benefits, provided by or through the Corporation or any direct or indirect majority-owned subsidiary, and (f) any agreement, contract or other arrangement providing for any of the foregoing transactions.

     B. Approval Required for Certain Transactions.

          In addition to any vote or approval required by law, the Corporation shall not engage in any Business Combination with any Interested Person for a period of three years after the date that the person became an Interested Person, unless:

          (1) Prior to such date the board of directors of the Corporation approved either the Business Combination or the transactions which resulted in the person becoming an Interested Person;

          (2) Upon consummation of the transaction which resulted in the person becoming an Interested Person, the Interested Person beneficially owned at least 85% of the voting stock of the Corporation outstanding at the time the transactions commenced (excluding shares beneficially owned by persons who are directors and also officers, and employee share plans in which employee participants do not have the right to determine confidentiality whether such shares will be tendered in a tender or exchange offer); or

          (3) On or subsequent to such date, the Business Combination is approved by the board of directors of the Corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3 of the outstanding voting stock not Beneficially Owned by the Interested Person.

                                   ARTICLE XVI

                       Evaluation of Business Combinations

     In connection with the exercise of its judgment in determining what is in the best interests of the Corporation and of the stockholders, when evaluating a Business Combination (as defined in Article XV) or a tender or exchange offer, the board of directors of the Corporation shall, in addition to considering the adequacy of the amount to be paid in connection with any such transaction, consider all of the following factors and any other factors which it deems relevant; (i) the social and economic effects of the transaction on the Corporation and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities in which the Corporation and its subsidiaries operate or are located; (ii) the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity and the possible effect of such conditions upon the Corporation and its subsidiaries and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iii) the competence, experience, and integrity of the acquiring person or entity and its or their management.

                                  ARTICLE XVII

                       Elimination of Directors' Liability

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for conduct as a director, except for: (i) any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) acts or omissions not made in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution under Section 60.367 of the OBCA, or (iv) any transaction from which the director derived an improper personal benefit. If the OBCA is amended after the date of filing of these Articles to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the OBCA, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE XVIII

                          Indemnification and Insurance

     The Corporation shall indemnify and advance expenses to, and maintain indemnification insurance for its directors, officers, agents and employees to the fullest extent provided by the OBCA, even if such acts may be deemed optional under the OBCA.

                                   ARTICLE XIX

                               Amendment of Bylaws

     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Corporation is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation by a two-thirds vote of the board. Notwithstanding any other provision of these Articles or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law), the Bylaws shall not be adopted, repealed, altered, amended or rescinded by the stockholders of the Corporation except by the vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting), or, as set forth above, by the board of directors.

                                   ARTICLE XX

                     Amendment of Articles of Incorporation

     The Corporation reserves the right to repeal, alter, amend or rescind any provision contained in these Articles in the manner now or hereafter prescribed by law, and all rights conferred on stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles X, XI, XII, XIII, XIV, XV, XVI, XVII, XVIII, XIX and this Article XX may not be repealed, altered, amended or rescinded in any respect unless the same is approved by the affirmative vote of the holders of not less than 80% of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as a single class) cast at a meeting of the stockholders called for that purpose (provided that notice of such proposed adoption, repeal, alteration, amendment or rescission is included in the notice of such meeting).

                                      * * *

     THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the OBCA, do make these Articles of Incorporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 6th day of June 1997.




                                        /s/Dan L. Webber
                                           -------------
                                           Dan L. Webber
                                           Incorporator